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                       HORACE MANN EDUCATORS CORPORATION

             EXHIBIT 12.1(B) - COMPUTATION OF RATIO OF EARNINGS TO
                COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS
                             (DOLLARS IN MILLIONS)



                                                     Nine Months Ended
                                                        September 30,                       Year Ended December 31,
                                                     -----------------       ----------------------------------------------------
                                                      2003       2002         2002        2001        2000        1999        1998
                                                     ------     ------       ------      ------      ------      ------      -----
                                                     Actual     Actual       Actual      Actual      Actual      Actual      Actual
                                                     ------     ------       ------      ------      ------      ------      ------


Income (loss) before income taxes                    $(2.8)     $(10.8)      $  7.7       $ 28.3      $  9.7     $ 93.4      $116.8

Fixed Charges: Interest Expense                        4.7         6.7          8.5          9.3        10.2        9.7         9.5
                                                    ------      ------       ------       ------      ------     ------      ------
    TOTAL EARNINGS (LOSS)                            $ 1.9      $ (4.1)      $ 16.2       $ 37.6      $ 19.9     $103.1      $126.3
                                                    ======      =======      ======       ======      ======     =======     ======

Fixed Charges:

  Interest expense                                   $ 4.7       $  6.7      $  8.5       $  9.3      $ 10.2     $  9.7      $  9.5
                                                    ------       ------      ------       ------      ------     ------      ------
    TOTAL: FIXED CHARGES                             $ 4.7       $  6.7      $  8.5       $  9.3      $ 10.2     $  9.7      $  9.5
                                                    ======       ======      ======       ======      ======     ======      ======

Preference Dividends                                 $ 0.0       $  0.0      $  0.0       $  0.0      $  0.0     $  0.0      $  0.0
                                                    ------       ------      ------       ------      ------     ------      ------
    TOTAL: PREFERENCE DIVIDENDS                      $ 0.0       $  0.0      $  0.0       $  0.0      $  0.0     $  0.0      $  0.0
                                                    ======       ======      =======      ======      ======     ======      ======

Ratio of earnings to combined fixed charges
and preference dividends                               0.4x         0.0x        1.9x         4.0x        2.0x      10.6x       13.3x
                                                    ======       ======      ======       ======      ======     ======      ======

Excess (Deficiency) of Earnings over
Combined Fixed Charges and Preference Dividends      $(2.8)      $(10.8)     $  7.7       $ 28.3      $  9.7     $ 93.4      $116.8
                                                    ======       ======      ======       ======      ======     ======      ======

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